Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Norfolk Southern Corporation:

We consent to the incorporation by reference in this Registration Statement on Form S‑8 pertaining to the Norfolk Southern Corporation Long-Term Incentive Plan of our reports dated February 11, 2015, with respect to the consolidated balance sheets of Norfolk Southern Corporation and subsidiaries as of December 31, 2014 and 2013, and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2014, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2014, which reports appear in the December 31, 2014 annual report on Form 10-K of Norfolk Southern Corporation.

_/s/KPMG LLP_____________
KPMG LLP
Norfolk, Virginia
July 27, 2015